Exhibit 99.1

Tri-Valley Corporation Reports 11% Increase in Revenues from Oil and Gas
Operations in the First Quarter of 2011

Stockholders’ Equity Increased 50% Over 2010 Year End
Conference Call Today at 4:30 p.m. Eastern Time

Bakersfield, CA, May 9, 2011 – Tri-Valley Corporation (NYSE Amex: TIV) today announced its financial results for the first quarter ended March 31, 2011.  Oil and gas revenues grew 11% to $658,000 in the first quarter of 2011 compared with $590,000 in the first quarter of 2010, due to higher oil prices and increased oil production.  Net production in the recent first quarter totaled 7,004 barrels of oil compared with 6,110 barrels in the same quarter of 2010, an increase of 15%.  Net production costs increased 7% in the 2011 first quarter compared with the same quarter a year ago.

“These results demonstrate the strong leverage potential of our oil and gas business model, following the initiatives we put in place last year to increase oil production and reduce costs,” said Maston N. Cunningham, Tri-Valley’s President and CEO.  “Oil and gas revenues from operations increased 11% in the quarter with a corresponding increase in production expenses of just 7%.  With higher oil prices and our success in driving additional production at both our Pleasant Valley and Claflin oil projects, we anticipate continued revenue growth and improvement on our bottom-line during 2011.”

“In Alaska, we continue to move forward on our efforts to find operational and financial partners to assist in the exploration and development of our two gold exploration properties – Richardson and Shorty Creek.   Finally, with the successful raise of capital during the quarter through the sale of common stock under our at-the-market (“ATM”) equity offering programs with C. K. Cooper & Company, we ended the first quarter with $1.6 million in cash, an increase of $1 million from the level at the end of December 2010, and stockholders’ equity of $9.2 million at March 31, 2011, compared with $6.2 million and $0.9 million at December 31, 2010, and March 31, 2010, respectively.”

Operational highlights during the first quarter of 2011 included:

●	Implemented actions to reduce general and administrative costs by approximately $1.0 million annually,
●
Exchanged and cancelled the remaining Series A and Series B warrants associated with the April 6, 2010, registered direct offering, reducing  exposure to future dilution and providing financial flexibility,

●	Embarked on the first phase of the extended development and enhanced oil production at the Claflin oil project in the Edison oil field near Bakersfield, California,
●
Completed two at-the-market (“ATM”) equity offering programs with C.K. Cooper & Company acting as agent, raising gross proceeds that in aggregate totaled $6.0 million with total net proceeds of $5.6 million,

●
Reached a favorable settlement of lease termination litigation brought in 2009 by the lessors of the Lenox Ranch oil and gas leases located in the Pleasant Valley oil sands project, near Oxnard, California, and

●	Resolved the continued listing deficiency with the NYSE Amex.

“We continued to make progress on several key initiatives in the second quarter.  We completed a $5 million private placement that allows us to continue the development of Claflin.  As of April 30, 2011, we had $6.3 million in cash.  We completed Phase One of our Claflin project, drilling 8 of 22 new wells planned at the project and expect to begin production from some of the new wells later this month following an initial steam injection cycle.  At Pleasant Valley, we continue the preparations for the implementation of SAGD this year that we believe will result in improved oil recovery.  We remain committed to our goal of generating 1,000 barrels of oil per day from our two oil fields in California by year-end.”

“Discussions with representatives from our OPUS partnership are ongoing, and we hope to reach an agreement this year that will facilitate the financing and development of the Pleasant Valley oil sands project which will accrete value to both Tri-Valley and our OPUS partners.  We are optimistic that with an improved financial performance, outlook for continued growth, and a path towards the monetization of our Alaskan mineral assets, we should be well-positioned to generate enhanced valuation for our shareholders,” concluded Mr. Cunningham.

First Quarter Financial Highlights

Total revenues for the first quarter of 2011 increased to $721,000 compared with $1.2 million in the first quarter of 2010, which included $591,000 from gains on the sales of assets.  Oil and gas revenues increased 11% to $658,000.

Total costs and expenses decreased 6% to $3.2 million in the first quarter of 2011 compared with $3.4 million in the prior year’s first quarter.  The decrease was largely due to a significant reduction in warrant expense, as well as, lower mining exploration expenses and depreciation and interest expense, partially offset by an increase in general and administrative expenses.  The increase in general and administrative expense reflected higher legal expenses from ongoing litigation related to our Pleasant Valley leases and capital formation fees incurred in the recent first quarter, partially offset by lower total salary and benefits expenses, attributable to cost reductions initiated during the first quarter of 2010.  Oil production costs increased 7% in the first quarter.

The net loss in the recent first quarter was $2.5 million, or $0.05 per share, compared with a net loss of $2.2 million, or $0.07 per share in the first quarter of 2010.  The increase in the net loss of $275,000 in the 2011 first quarter was primarily attributable to the lack of comparable gains on sales of assets in the prior year’s first quarter.

Conference Call

The Company has scheduled a conference call to discuss its first quarter 2011 results and current business developments today, May 9, 2011, at 4:30 p.m. ET. To access the call, please dial 877-941-0844.  To access the live webcast of the call, visit Tri-Valley’s website at www.tri-valleycorp.com.

An audio replay will be available for seven days following the call at 800-406-7325. The password required to access the replay is 4436246#. An archived webcast will also be available at www.tri-valleycorp.com.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Note Regarding Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hope,” “intends,” “may,” “plans,” “potential,” or “predicts,” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: our ability to obtain additional funding; fluctuations in oil and natural gas prices; imprecise estimates of oil reserves; drilling hazards such as equipment failures, fires, explosions, blow-outs, and pipe failure; shortages or delays in the delivery of drilling rigs and other equipment; problems in delivery to market; adverse weather conditions; compliance with governmental and regulatory requirements; geographical concentration of oil and gas reserves in the State of California; changes in, or inability to enter into or maintain, strategic and joint venture partnerships; pending and threatened lawsuits against us; potential rescission rights stemming from our potential violation of Section 5 of the Securities Act of 1933; and such other risks and factors that are discussed in our filings with the Securities and Exchange Commission, or SEC, from time to time, including, but not limited to, under “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II, Item 1A. Risk Factors,” contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 9, 2011, and under “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Company’s Annual Report on Form 10-K for the year ended

December 31, 2010, filed with the SEC on March 22, 2011.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

Company Contacts:	Investor Contacts:	Media Contact:
John Durbin	Doug Sherk/Jenifer Kirtland	Chris Gale
(661) 864-0500	EVC Group, Inc.	EVC Group, Inc.
jdurbin@tri-valleycorp.com	(415) 896-6820	(646) 201-5431
	dsherk@evcgroup.com	cgale@evcgroup.com
jkirtland@evcgroup.com

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEET

ASSETS
	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Current Assets
Cash	$1,628,597	$581,148
Accounts Receivable - Trade	428,132	202,482
Prepaid Expenses	720,114	615,778
Accounts Receivable from Joint Venture Partners	3,943,099	3,943,099
Accounts Receivable - Other	62,655	32,552

Total Current Assets	6,782,597	5,375,059

Property and Equipment - Net
Proved Properties, Successful Efforts Method	1,394,551	1,235,932
Unproved Properties, Successful Efforts Method	1,380,158	1,781,069
Other Property and Equipment	2,985,583	3,139,852

Total Property and Equipment - Net	5,760,292	6,156,853

Other Assets
Deposits	536,749	526,749
Investments in Joint Venture Partnerships	23,285	23,285
Goodwill	212,414	212,414
Long-Term Receivable from Joint Venture Partners	2,643,570	2,392,817

Total Other Assets	3,416,018	3,155,265

Total Assets	$15,958,907	$14,687,177

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS' EQUITY
	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Current Liabilities
Notes Payable	$76,237	$134,322
Accounts Payable - Trade and Accrued Expenses	6,057,284	7,738,073

Total Current Liabilities	6,133,521	7,872,395

Non-Current Liabilities
Asset Retirement Obligation	185,122	206,183
Long-Term Portion of Notes Payable	431,755	455,246

Total Non-Current Liabilities	616,877	661,429

Total Liabilities	6,750,398	8,533,824

Stockholders' Equity
Series A Preferred Stock - 10.00% Cumulative; $0.001 par, $10.00 liquidation value; 20,000,000
shares authorized; 438,500 shares outstanding	439	439
Common Stock, $0.001 par value; 100,000,000 shares
authorized; 57,528,207 and 44,729,117 at March 31, 2011, and
December 31, 2010, respectively.	57,528	44,730
Less: Common Stock in Treasury, at cost; 21,847 shares	(38,370)	(38,370)
Capital in Excess of Par Value	73,433,620	66,444,315
Additional Paid in Capital - Warrants	1,363,675	2,868,034
Additional Paid in Capital - Stock Options	2,840,598	2,806,945
Accumulated Deficit	(68,448,981)	(65,972,740)

Total Stockholders' Equity	9,208,509	6,153,353

Total Liabilities and Stockholders' Equity	$15,958,907	$14,687,177

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
	For Three Months Ended March 31,

	2011	2010
Revenues
Sale of Oil and Gas	$657,958	$590,398
Partnership Income	2,149	-
Interest Income	189	1,115
Gain on Sale of Asset	10,609	590,799
Other Income	50,000	8,155

Total Revenues	$720,905	$1,190,467

Costs and Expenses
Mining Exploration Expenses	$41,353	$138,828
Production Costs	449,533	420,002
General & Administrative	2,107,926	1,455,352
Interest	14,304	22,610
Depreciation, Depletion & Amortization	118,895	165,388
Stock Option Expense	33,653	27,412
Warrant Expense	13,000	1,162,249
Impairment Loss	413,021	-
Bad Debt	5,460	-

Total Costs and Expenses	$3,197,145	$3,391,841

Net Loss	$(2,476,240)	$(2,201,374)

Basic Net Loss Per Share
Loss from Operations	$(0.05)	$(0.07)
Basic Loss Per Common Share	$(0.05)	$(0.07)

Weighted Average Number of Shares Outstanding	51,706,752	33,157,081

Weighted Potentially Dilutive Shares Outstanding	53,577,988	34,413,803

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For The Three-Month Period Ended March 31,

	2011	2010
Cash Flows from Operating Activities
Net Loss	$(2,476,240)	$(2,201,374)
Adjustments to Reconcile Net Loss to Net Cash
Used by Operating Activities
Depreciation, Depletion & Amortization	118,895	165,388
Impairment, Dry Hole & Other Disposals of Property	413,021	-
Stock Option Expense	33,653	27,412
Warrant Expense	13,000	1,162,249
(Gain) or Loss on Sale of Property	(10,609)	(590,799)
Bad Debt Expense	5,460	-
Director Stock Compensation	-	63,900
Changes in Operating Capital
(Increase) in Accounts Receivable	(250,293)	(796,156)
(Increase) in Deposits, Prepaids & Other Assets	(114,336)	(222,101)
Increase (Decrease) in Accounts Payable, Deferred Revenue & Accrued Expenses	(1,680,789)	1,563,275
(Increase) in Accounts Receivable from Joint Venture Partners	(211,675)	(59,635)

Net Cash Used in Operating Activities	$(4,159,913)	$(887,841)

Cash Used by Investing Activities
Proceeds from the Sale of Property	37,000	732,900
Capital Expenditures	(232,806)	(169,518)

Net Cash Used by Investing Activities	$(195,806)	$563,382

Cash Provided by Financing Activities
Principal Payments on Long-Term Debt	(81,576)	(67,288)
Net Proceeds from the Exercise of Stock Options	-	2,200
Net Proceeds from the Issuance of Common Stock	5,484,744	400,450

Net Cash Provided by Financing Activities	5,403,168	335,362

Net Increase in Cash and Cash Equivalents	1,047,449	10,903

Cash at the Beginning of Period	581,148	290,926

Cash at End of Period	$1,628,597	$301,829